UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2015

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On June 9, 2015, the United States District Court for the Eastern District of Texas, Marshall Division, (the “District Court”) entered judgment against Trinity Industries, Inc. and Trinity Highway Products, LLC (together, the "Company") in a federal False Claims Act (the “Act”) case styled Joshua Harman, on behalf of the United States of America, Plaintiff/Relator v. Trinity Industries, Inc., Defendant, Case 2:12-cv-00089-JRG. On October 20, 2014, a jury awarded $175.0 million in damages in this case. Under the Act, the jury award was automatically trebled to $525.0 million. In addition, the District Court imposed civil penalties in the amount of $138.4 million and awarded attorney’s fees, expenses and costs in the amount of $19.0 million. The amount of the total judgment is $682.4 million. To appeal the case, the Company may be required to post a supersedeas bond that could equal the amount of the judgment entered plus interest, which the Company expects it would be able to obtain on an unsecured basis. The Company intends to file certain post-judgment motions and, depending upon the District Court’s rulings on those motions, to appeal to the United States Court of Appeals for the Fifth Circuit and seek a reversal of the judgment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

June 10, 2015	By:	/s/ James E. Perry
Name: James E. Perry
Title: Senior Vice President and Chief Financial Officer